Exhibit 99.1

RockTenn Reports Results for the Third Quarter of Fiscal 2011

NORCROSS, Ga.--(BUSINESS WIRE)--August 2, 2011--RockTenn (NYSE:RKT) today reported a loss for the quarter ended June 30, 2011 of $0.60 per diluted share due to Smurfit-Stone acquisition related charges. The Company’s adjusted earnings were $1.29 per diluted share, up 13% compared to the prior year quarter adjusted earnings of $1.14 per diluted share.

	Three Months	Three Months	Nine Months	Nine Months
	Ended	Ended	Ended	Ended
	June 30,	June 30,	June 30,	June 30,
	2011	2010	2011	2010

Earnings (loss) per diluted share	$(0.60)	$1.14	$1.30	$3.39

Alternative fuel mixture credit, net	—	—	—	(0.74)
Acquisition inventory step-up	0.69	—	0.81	—
Restructuring and other costs, net	0.71	—	0.94	0.06
Loss on extinguishment of debt	0.49	—	0.58	0.05
Operating losses of previously closed facilities	—	—	0.02	0.03

Adjusted earnings per diluted share	$1.29	$1.14	$3.65	$2.79

Third Quarter Results

  Net sales of $1,382.1 million for the third quarter of fiscal 2011 increased $610.2 million, or 79.1% over the third quarter of fiscal 2010, primarily as a result of the May 27, 2011, Smurfit-Stone acquisition.
  Segment income, adjusted to eliminate $55.4 million of pre-tax acquisition inventory step-up was $145.7 million, or 35.0% over the prior year quarter, primarily as a result of the Smurfit-Stone acquisition.
  GAAP requires that an acquirer value inventory acquired at fair value. This reduces the profit on sales to that portion attributable to the selling effort. For us, this step-up in value reduced our income for the month of June 2011 by $55.4 million pre-tax, or $0.69 per diluted share after-tax, as most of the acquired inventory was sold and an intercompany profit reserve was established on new inventory and charged to cost of goods sold.
  RockTenn’s pre-tax restructuring and other costs, net of related noncontrolling interest, were $55.4 million, or $0.71 per diluted share after-tax, for the third quarter of fiscal 2011 consisting of $29.5 million of pre-tax integration costs that primarily consisted of severance and other employee costs and professional services, $13.7 million of pre-tax facility closure charges primarily related to four former Smurfit-Stone corrugated container plants and one folding carton plant and $12.2 million of pre-tax acquisition costs.
  We recognized a pre-tax loss on extinguishment of debt of $39.5 million, or $0.49 per diluted share for associated fees and expenses incurred in connection with the $4.3 billion of acquisition debt financing and the repayment and termination of pre-acquisition financing arrangements. The extinguishment represented approximately half of the fees and expenses we paid in connection with the new facilities. The remainder will be amortized to interest expense over the life of the debt instruments.

Chairman and Chief Executive Officer’s Statement

RockTenn Chairman and Chief Executive Officer James A. Rubright stated, “Our 13% adjusted earnings increase over the prior year quarter and 24% increase over the immediately preceding quarter resulted from the earnings accretion from the 34 days of operating results in the quarter following the acquisition of Smurfit-Stone on May 27, 2011. We expected this acquisition to be highly accretive to earnings, and it has been and should continue to be so. We are ahead of our expectations on capturing synergies from the acquisition and estimate that by quarter end we had achieved a run rate of synergy capture of between $75 million and $80 million.”

Segment Results

In the third quarter of fiscal 2011, following the Smurfit-Stone acquisition, we announced a realignment of operating responsibilities. Our business segments include the following: Corrugated Packaging, consisting of our containerboard mills and our corrugated converting operations; Consumer Packaging, consisting of our folding carton operations, our coated and uncoated paperboard mills, merchandising displays operations and our interior partition operations; and Recycling and Waste Solutions, which consists of our recycled fiber procurement and trading activities. Our results have been reclassified for all periods presented to reflect this realignment.

Containerboard and Paperboard Tons Produced

Total tons produced in the third quarter of fiscal 2011 increased by approximately 643,000 tons over the prior year quarter due to the Smurfit-Stone acquisition. The increase included an increase in recycled paperboard tons, which was partially offset by lower tons at our bleached paperboard mill in Demopolis, Alabama due to a scheduled major maintenance outage.

Corrugated Packaging Segment

Corrugated Packaging segment net sales increased $524.0 million to $734.5 million in the third quarter of fiscal 2011 compared to the prior year quarter, due primarily to the Smurfit-Stone acquisition. Segment income, adjusted to eliminate $55.4 million of pre-tax acquisition inventory step-up, increased to $80.0 million in the third quarter of fiscal 2011 compared to $36.7 million in the prior year quarter. Corrugated segment EBITDA margin was 16.9% for the quarter.

Consumer Packaging Segment

Consumer Packaging segment net sales increased $36.1 million in the third quarter of fiscal 2011 compared to the prior year quarter, primarily due to display sales from the Smurfit-Stone acquisition, higher paperboard selling prices, increased recycled paperboard tons shipped and higher folding carton selling prices and volumes. Segment income decreased $7.9 million to $61.1 million in the third quarter of fiscal 2011 primarily due to the bleached paperboard mill outage and higher fiber, chemical, freight and energy costs that were partially offset by lower virgin fiber costs.

Recycling and Waste Solutions Segment

Recycling and Waste Solutions segment net sales increased $106.7 million over the prior year third quarter to $147.4 million primarily due to the Smurfit-Stone acquisition. Segment income was $4.6 million in the third quarter of fiscal 2011 compared to $2.2 million in the third quarter the prior year.

Cash Provided By Operating Activities

Net cash provided by operating activities in the third quarter of fiscal 2011 was $145.7 million compared to $100.3 million in the third quarter of the prior year.

Financing and Investing Activities

Our net debt at quarter end was $3,431.1 million and our Leverage Ratio was 2.53 times at June 30, 2011, well below our maximum credit agreement covenant of 3.75 times.

Conference Call

We will host a conference call to discuss our results of operations for the third quarter of fiscal 2011 and other topics that may be raised during the discussion at 9:00 a.m., Eastern Time, on August 3, 2011. The conference call will be webcast live with an accompanying slide presentation, along with a copy of this press release, at www.rocktenn.com.

Investors who wish to participate in the webcast via teleconference should dial 888-790-4710 (inside the U.S.) or 773-756-0961 (outside the U.S.) at least 15 minutes prior to the start of the call and enter the passcode ROCKTENN. Replays of the call will be available through August 17, 2011 and can be accessed at 866-351-2785 (U.S. callers) and 203-369-0055 (outside the U.S.).

About RockTenn

RockTenn (NYSE:RKT) is one of North America's leading integrated manufacturers of corrugated and consumer packaging and recycling solutions, with net sales of approximately $10 billion. RockTenn’s 26,000 employees are committed to exceeding their customers’ expectations – every time. The Company operates locations in the United States, Canada, Mexico, Chile, Argentina and China. For more information, visit www.rocktenn.com.

Cautionary Statements

Statements herein regarding, among other things, the Smurfit-Stone acquisition and expectations that it will be highly accretive to earnings constitute forward-looking statements within the meaning of the federal securities laws. These statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those contained in any forward-looking statement. With respect to these statements, we have made assumptions regarding, among other things, expected economic, competitive and market conditions generally; expected volumes and price levels of purchases by customers; fiber and energy costs; costs associated with facility closures; competitive conditions in our businesses and possible adverse actions of our customers, our competitors and suppliers. Management believes its assumptions are reasonable; however, undue reliance should not be placed on these estimates, which are based on current expectations. There are many factors and uncertainties that impact these forward-looking statements that we cannot predict accurately, including our ability to integrate Smurfit-Stone or to achieve benefits from the Smurfit-Stone acquisition, including synergies and performance improvements. Further, our business is subject to a number of general risks that would affect any such forward-looking statements including, among others, decreases in demand for our products; increases in energy, raw materials, shipping and capital equipment costs; reduced supply of raw materials; fluctuations in selling prices and volumes; intense competition; the potential loss of certain key customers; changes in environmental and other governmental regulation; and adverse changes in general market and industry conditions. These risks are more particularly described in our filings with the Securities and Exchange Commission, including under the caption “Business―Forward-Looking Information” and “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended September 30, 2010. The information contained in this release speaks as of the date hereof and we do not undertake any obligation to update this information as future events unfold.

ROCK-TENN COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)
(IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

	FOR THE THREE MONTHS ENDED		FOR THE NINE MONTHS ENDED
	June 30,	June 30,	June 30,	June 30,
	2011	2010	2011	2010

NET SALES	$1,382.1	$771.9	$2,936.1	$2,194.6

Cost of Goods Sold (net of alternative fuel mixture
credit of $0, $0, $0 and $28.8)	1,169.7	595.8	2,378.6	1,678.7

Gross Profit	212.4	176.1	557.5	515.9
Selling, General and Administrative Expenses	145.3	84.9	316.8	252.1
Restructuring and Other Costs, net	55.5	(0.2)	62.4	4.1

Operating Profit	11.6	91.4	178.3	259.7
Interest Expense	(22.8)	(17.8)	(55.7)	(58.5)
Loss on Extinguishment of Debt	(39.5)	-	(39.5)	(2.8)
Interest Income and Other Income, net	4.1	0.1	4.1	0.4
Equity in Income of Unconsolidated Entities	0.6	0.3	1.2	0.2

INCOME (LOSS) BEFORE INCOME TAXES	(46.0)	74.0	88.4	199.0

Income Tax Benefit (Expense)	17.6	(27.0)	(27.2)	(60.7)

CONSOLIDATED NET INCOME (LOSS)	(28.4)	47.0	61.2	138.3

Less: Net Income Attributable to Noncontrolling
Interests	(1.7)	(1.9)	(4.0)	(4.1)

NET INCOME (LOSS) ATTRIBUTABLE TO
ROCK-TENN COMPANY SHAREHOLDERS	$(30.1)	$45.1	$57.2	$134.2

Computation of diluted earnings per share under the two-class method (in millions, except per share data):

Net income (loss) attributable to Rock-Tenn Company
shareholders	$(30.1)	$45.1	$57.2	$134.2
Less: Distributed and undistributed income
available to participating securities	(0.1)	(0.6)	(0.7)	(1.7)
Distributed and undistributed income (loss)
available to Rock-Tenn Company shareholders	$(30.2)	$44.5	$56.5	$132.5

Diluted weighted average shares outstanding	50.7	39.2	43.3	39.1

Diluted earnings (loss) per share	$(0.60)	$1.14	$1.30	$3.39

ROCK-TENN COMPANY
SEGMENT INFORMATION
(UNAUDITED)
(IN MILLIONS)

	FOR THE THREE MONTHS ENDED		FOR THE NINE MONTHS ENDED
	June 30,	June 30,	June 30,	June 30,
	2011	2010	2011	2010

NET SALES:

Corrugated Packaging	$734.5	$210.5	$1,142.2	$581.6
Consumer Packaging	579.6	543.5	1,691.9	1,558.2
Recycling and Waste Solutions	147.4	40.7	230.1	113.5
Intersegment Eliminations	(79.4)	(22.8)	(128.1)	(58.7)

TOTAL NET SALES	$1,382.1	$771.9	$2,936.1	$2,194.6

SEGMENT INCOME:

Corrugated Packaging (1)	$24.6	$36.7	$92.1	$94.4
Consumer Packaging (2)	61.1	69.0	193.1	208.6
Recycling and Waste Solutions	4.6	2.2	9.5	7.5

TOTAL SEGMENT INCOME	$90.3	$107.9	$294.7	$310.5

Restructuring and Other Costs, net	(55.5)	0.2	(62.4)	(4.1)
Non-Allocated Expenses	(22.6)	(16.4)	(52.8)	(46.5)
Interest Expense	(22.8)	(17.8)	(55.7)	(58.5)
Loss on Extinguishment of Debt	(39.5)	-	(39.5)	(2.8)
Interest Income and Other Income, net	4.1	0.1	4.1	0.4

INCOME (LOSS) BEFORE INCOME TAXES	$(46.0)	$74.0	$88.4	$199.0

(1) Includes inventory step-up expense of $55.4 million in the three and nine months ended June 30, 2011.
(2) Includes alternative fuel mixture credits of $0 and $28.8 million in the three and nine months ended June 30, 2010, respectively.

ROCK-TENN COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)
(IN MILLIONS)

	FOR THE THREE MONTHS ENDED		FOR THE NINE MONTHS ENDED
	June 30,	June 30,	June 30,	June 30,
	2011	2010	2011	2010

CASH FLOWS FROM OPERATING ACTIVITIES:
Consolidated net income (loss)	$(28.4)	$47.0	$61.2	$138.3

Adjustments to reconcile consolidated net income (loss) to net cash provided by operating activities:
Depreciation and amortization	73.5	36.4	147.4	110.7
Deferred income tax (benefit) expense	(17.7)	2.9	8.8	16.2
Loss on extinguishment of debt	39.5	-	39.5	2.8
Share-based compensation expense	7.2	3.9	16.6	11.9
(Gain) loss on disposal of plant and equipment and other, net	-	0.3	(0.1)	0.2
Equity in income of unconsolidated entities	(0.6)	(0.3)	(1.2)	(0.2)
Pension funding (more) less than expense	(3.1)	(9.3)	5.4	3.1
Alternative fuel mixture credit benefit	-	-	-	(29.0)
Impairment adjustments and other non-cash items	5.2	(0.6)	5.9	2.6
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	(11.3)	(9.0)	(5.8)	1.2
Inventories	39.3	3.5	30.6	15.6
Other assets	37.6	(1.7)	35.7	(5.6)
Accounts payable	8.1	(10.7)	18.8	(3.7)
Income taxes	(54.3)	21.3	(53.1)	58.0
Accrued liabilities and other	50.7	16.6	30.0	(9.1)

NET CASH PROVIDED BY OPERATING ACTIVITIES	$145.7	$100.3	$339.7	$313.0

INVESTING ACTIVITIES:

Capital expenditures	(48.7)	(30.3)	(107.5)	(60.9)
Cash paid for purchase of businesses, net of cash received	(1,301.5)	-	(1,301.5)	-
Investment in unconsolidated entities	(0.1)	(0.1)	(1.3)	(0.2)
Return of capital from unconsolidated entities	0.2	0.2	0.6	0.6
Proceeds from sale of property, plant and equipment	7.0	0.3	7.6	3.2
Proceeds from property, plant and equipment insurance settlement	-	-	0.3	-

NET CASH USED FOR INVESTING ACTIVITIES	$(1,343.1)	$(29.9)	$(1,401.8)	$(57.3)

FINANCING ACTIVITIES:

Additions to revolving credit facilities	340.4	38.2	363.5	189.1
Repayments of revolving credit facilities	(250.2)	(124.1)	(279.5)	(187.3)
Additions to debt	2,842.0	100.0	2,877.0	102.3
Repayments of debt	(1,641.6)	(78.7)	(1,786.1)	(339.1)
Debt issuance costs	(42.6)	-	(43.1)	(0.2)
Cash paid for debt extinguishment costs	(37.9)	-	(37.9)	-
Issuances of common stock, net of related minimum tax withholdings	27.9	(0.6)	24.2	(1.9)
Excess tax benefits from share-based compensation	6.7	0.5	7.3	1.9
Advances from unconsolidated entity	0.9	1.4	0.6	0.7
Cash dividends paid to shareholders	(7.9)	(5.9)	(23.6)	(17.5)
Cash distributions to noncontrolling interests	(1.0)	(2.3)	(4.2)	(4.4)

NET CASH PROVIDED BY (USED FOR) FINANCING ACTIVITIES	$1,236.7	$(71.5)	$1,098.2	$(256.4)

Effect of exchange rate changes on cash and cash equivalents	0.4	0.1	(0.4)	0.3

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	$39.7	$(1.0)	$35.7	$(0.4)

Cash and cash equivalents at beginning of period	11.9	12.4	15.9	11.8

Cash and cash equivalents at end of period	$51.6	$11.4	$51.6	$11.4

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid during the period for:
Income taxes, net of refunds	$3.4	$2.0	$19.6	$(15.9)
Interest, net of amounts capitalized	10.8	6.7	42.8	48.2

ROCK-TENN COMPANY
CONDENSED CONSOLIDATED BALANCE SHEETS
(UNAUDITED)
(IN MILLIONS)

	June 30,	September 30,
	2011	2010

ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$51.6	$15.9
Restricted cash and marketable debt securities	41.5	-
Accounts receivable (net of allowances of $30.8 and $7.8)	1,127.9	333.5
Inventories	833.7	269.5
Other current assets	231.5	90.1

TOTAL CURRENT ASSETS	2,286.2	709.0

Property, plant and equipment at cost:
Land and buildings	1,163.0	420.6
Machinery and equipment	5,681.5	1,915.7
Transportation equipment	13.0	13.1
Leasehold improvements	5.1	5.1
	6,862.6	2,354.5
Less accumulated depreciation and amortization	(1,249.0)	(1,104.5)
Net property, plant and equipment	5,613.6	1,250.0
Goodwill	1,853.0	748.8
Intangibles, net	833.1	151.5
Investment in unconsolidated entities	56.7	23.3
Other assets	121.8	32.3

TOTAL ASSETS	$10,764.4	$2,914.9

LIABILITIES AND EQUITY
CURRENT LIABILITIES:
Current portion of debt	$241.5	$231.6
Accounts payable	845.9	252.3
Accrued compensation and benefits	269.9	90.7
Other current liabilities	192.2	56.6

TOTAL CURRENT LIABILITIES	1,549.5	631.2

Long-term debt due after one year	3,241.9	897.3

Pension liabilities	1,146.2	165.3
Postretirement medical liabilities	159.0	0.8
Deferred income taxes	979.6	166.4
Other long-term liabilities	139.2	29.2
Redeemable noncontrolling interests	7.8	7.3

Total Rock-Tenn Company shareholders' equity	3,540.3	1,011.3
Noncontrolling interests	0.9	6.1
Total Equity	3,541.2	1,017.4

TOTAL LIABILITIES AND EQUITY	$10,764.4	$2,914.9

Rock-Tenn Company Quarterly Statistics

Segment Operating Statistics
(Production in Thousands of Tons)
	1st Quarter	2nd Quarter	3rd Quarter	4th Quarter	Fiscal Year

Containerboard Production (1)
2009	227.5	188.5	201.4	230.1	847.5
2010	234.2	231.6	243.4	246.1	955.3
2011	246.2	245.5	858.4

Recycled Paperboard Production (2)
2009	204.3	212.1	217.8	219.9	854.1
2010	223.6	227.8	234.2	235.1	920.7
2011	226.7	235.2	239.4

SBS / SBL Production
2009	86.6	82.9	76.3	89.5	335.3
2010	85.1	83.5	87.4	84.1	340.1
2011	87.4	86.6	101.0

Pulp Production
2009	22.8	23.8	22.6	25.7	94.9
2010	25.6	23.8	24.1	26.1	99.6
2011	23.4	26.2	33.5

Total Production (3)
2009	541.2	507.3	518.1	565.2	2,131.8
2010	568.5	566.7	589.1	591.4	2,315.7
2011	583.7	593.5	1,232.3

Mill System Operating Rates
2009	90.0%	85.9%	87.5%	93.6%	89.3%
2010	94.2%	95.1%	98.2%	97.1%	96.2%
2011	95.4%	98.3%	98.0%

Fiber Reclaimed and Brokered (4)
2009	198.6	192.4	214.8	218.6	824.4
2010	222.4	233.7	229.8	220.7	906.6
2011	211.6	213.7	773.9

(1) Includes Kraft Paper Production
(2) Recycled paperboard tons produced include coated and specialty paperboard, including gypsum paperboard liner tons produced by Seven Hills Paperboard LLC, our unconsolidated joint venture with Lafarge North America, Inc.

(3) Containerboard, SBS/SBL and Pulp tons produced include the Smurfit-Stone tons beginning May 28, 2011.
(4) Fiber Reclaimed and Brokered tons shipped include the Smurfit-Stone tons beginning May 28, 2011.

Rock-Tenn Company Quarterly Statistics

Segment Operating Statistics (Continued)
(Excluding Display Shipments)
	1st Quarter	2nd Quarter	3rd Quarter	4th Quarter	Fiscal Year

Corrugated Containers Shipments - BSF (1) (2)
2009	2.6	2.5	2.7	2.9	10.7
2010	2.7	2.6	2.9	2.8	11.0
2011	2.6	2.9	9.1

Corrugated Containers Per Day Shipments - MMSF (1) (2)
2009	43.1	40.1	43.3	43.9	42.6
2010	43.7	42.4	45.0	43.4	43.6
2011	43.1	45.2	144.7

Consumer Packaging Converting Shipments - BSF (1)
2009	4.8	4.9	4.9	5.1	19.7
2010	4.9	4.9	5.1	5.2	20.1
2011	5.0	5.2	5.2

Consumer Packaging Converting Per Day Shipments - MMSF (1)
2009	77.9	76.9	77.8	80.7	78.3
2010	78.3	78.7	80.4	82.0	79.9
2011	82.2	83.0	82.1

(1) MMSF - millions of square feet and BSF - billions of square feet
(2) Corrugated Container Shipments include Smurfit-Stone shipments beginning May 28, 2011.

Rock-Tenn Company Quarterly Statistics

Segment Sales and Segment Income
(In Millions, except Return On Sales data)

	1st Quarter		2nd Quarter		3rd Quarter		4th Quarter		Fiscal Year
Corrugated Packaging Segment Sales
2009	$203.2		$176.5		$186.5		$186.7		$752.9
2010	180.1		191.0		210.5		219.0		800.6
2011	198.3		209.4		734.5
Corrugated Packaging Intersegment Sales
2009	$10.1		$9.7		$8.8		$8.7		$37.3
2010	7.3		8.6		9.6		11.8		37.3
2011	9.4		11.1		21.3
Corrugated Packaging Segment Income
2009	$51.1		$42.3		$50.2		$37.7		$181.3
2010	35.8		21.9		36.7		49.1		143.5
2011	37.4		30.1		80.0	(1)
Return On Sales
2009	25.1%		24.0%		26.9%		20.2%		24.1%
2010	19.9%		11.5%		17.4%		22.4%		17.9%
2011	18.9%		14.4%		10.9%	(1)

Consumer Packaging Segment Sales
2009	$494.8		$498.9		$511.4		$532.1		$2,037.2
2010	497.8		516.9		543.5		574.7		2,132.9
2011	544.5		567.8		579.6
Consumer Packaging Intersegment Sales
2009	$4.5		$2.1		$1.7		$2.4		$10.7
2010	2.8		2.6		3.9		3.7		13.0
2011	3.8		3.9		6.8
Consumer Packaging Segment Income
2009	$42.8		$58.1		$70.0	(2)	$72.1	(3)	$243.0
2010	55.1	(4)	55.7	(5)	69.0		81.9		261.7
2011	71.0		61.0		61.1
Return on Sales
2009	8.6%		11.6%		13.7%	(2)	13.6%	(3)	11.9%
2010	11.1%	(4)	10.8%	(5)	12.7%		14.3%		12.3%
2011	13.0%		10.7%		10.5%

Recycling and Waste Solutions Segment Sales
2009	$23.2		$14.8		$19.2		$25.6		$82.8
2010	28.6		44.2		40.7		37.1		150.6
2011	41.9		40.8		147.4
Recycling and Waste Solutions Intersegment Sales
2009	$3.5		$2.1		$2.7		$4.3		$12.6
2010	5.6		9.0		9.3		8.5		32.4
2011	10.4		10.1		51.3
Recycling and Waste Solutions Segment Income
2009	$(0.2)		$-		$0.5		$1.5		$1.8
2010	1.2		4.1		2.2		1.5		9.0
2011	2.3		2.6		4.6
Return on Sales
2009	(0.9)%		0.0%		2.6%		5.9%		2.2%
2010	4.2%		9.3%		5.4%		4.0%		6.0%
2011	5.5%		6.4%		3.1%

(1) Excludes $55.4 million of inventory step-up expense.
(2) Excludes $32.7 million of alternative fuel mixture credit, net of expenses.
(3) Excludes $21.4 million of alternative fuel mixture credit, net of expenses.
(4) Excludes $20.7 million of alternative fuel mixture credit, net of expenses.
(5) Excludes $8.1 million of alternative fuel mixture credit.

Rock-Tenn Company Quarterly Statistics

Key Financial Statistics
(In Millions, except EPS Data)

	1st Quarter	2nd Quarter	3rd Quarter	4th Quarter	Fiscal Year

Net Income (Loss) Attributable to Rock-Tenn Company Shareholders
2009	$30.6	$37.4	$87.0	$67.3	$222.3
2010	56.3	32.8	45.1	91.4	225.6
2011	50.3	37.0	(30.1)

Diluted Earnings (Loss) per Share (1)
2009	$0.79	$0.97	$2.23	$1.71	$5.71
2010	1.43	0.83	1.14	2.31	5.70
2011	1.27	0.92	(0.60)

Depreciation & Amortization
2009	$37.9	$37.3	$37.5	$37.3	$150.0
2010	37.5	36.8	36.4	36.7	147.4
2011	36.7	37.2	73.5

Capital Expenditures
2009	$14.2	$17.0	$18.1	$26.6	$75.9
2010	12.3	18.3	30.3	45.3	106.2
2011	28.5	30.3	48.7

(1) Fiscal 2009 Diluted Earnings (Loss) per Share has been adjusted to reflect the October 1, 2009 adoption of accounting guidance related to the computation of earnings per share.

Non-GAAP Measures and Reconciliations

We have included financial measures that are not prepared in accordance with GAAP. Any analysis of non-GAAP financial measures should be used only in conjunction with results presented in accordance with GAAP. Below, we define the non-GAAP financial measures, provide a reconciliation of each non-GAAP financial measure to the most directly comparable financial measure calculated in accordance with GAAP, and discuss the reasons that we believe this information is useful to management and may be useful to investors. These measures may differ from similarly captioned measures of other companies in our industry. The following non-GAAP measures are not intended to be substitutes for GAAP financial measures and should not be used as such.

Net Debt

We have defined the non-GAAP measure “net debt” to include the aggregate debt obligations reflected in our consolidated balance sheet, less the hedge adjustments resulting from fair value interest rate derivatives or swaps, the balance of our cash and cash equivalents, and certain restricted cash (which includes restricted cash and marketable debt securities) and certain other investments that we consider to be readily available to satisfy these debt obligations.

Our management uses net debt, along with other factors, to evaluate our financial condition. We believe that net debt is an appropriate supplemental measure of financial condition because it provides a more complete understanding of our financial condition before the impact of our decisions regarding the appropriate use of cash and liquid investments. Set forth below is a reconciliation of net debt to the most directly comparable GAAP measures, Current portion of debt and Long-term debt due after one year for the current quarter.

(In Millions)	June 30,
2011

Current Portion of Debt	$241.5
Long-Term Debt Due After One Year	3,241.9
Total Debt	3,483.4
Less: Hedge Adjustments Resulting From Fair
Value Interest Rate Derivatives or Swaps	(0.7)
3,482.7
Less: Cash and Cash Equivalents	(51.6)
Net Debt	$3,431.1

Segment EBITDA Margins

Our management uses “Segment EBITDA Margins”, along with other factors, to evaluate our segment performance against our peers. Management believes that investors also use this measure to evaluate our performance relative to our peers.

Set forth below is a reconciliation of Segment EBITDA margins to the most directly comparable GAAP measures, Segment Income and Segment Sales:

(In Millions, except percentages)
	Corrugated Packaging	Consumer Packaging	Recycling and Waste Solutions	Corporate / Other	Consolidated

Segment Sales	$734.5	$579.6	$147.4	$(79.4)	$1,382.1

Segment Income (1)	$80.0	$61.1	$4.6		$145.7
Depreciation and Amortization	44.4	23.3	1.4	4.4	73.5
Segment EBITDA	$124.4	$84.4	$6.0

Segment EBITDA Margins(1)	16.9%	14.6%	4.1%

(1) Excludes $55.4 million of inventory step-up expense in our Corrugated Packaging segment.

Credit Agreement EBITDA and Total Funded Debt

“Credit Agreement EBITDA” is calculated in accordance with the definition contained in our Credit Facility. Credit Agreement EBITDA is generally defined as Consolidated Net Income plus: consolidated interest expense, income taxes of the consolidated companies determined in accordance with GAAP, depreciation and amortization expense of the consolidated companies determined in accordance with GAAP, loss on extinguishment of debt and financing fees, certain non-cash and cash charges incurred, including certain restructuring and other costs, acquisition and integration costs, Smurfit-Stone Adjusted EBITDA, estimated synergies, charges and expenses associated with the write up of inventory acquired and other items.

“Total Funded Debt” is calculated in accordance with the definition contained in our Credit Facility. Total Funded Debt is generally defined as aggregate debt obligations reflected in our balance sheet, less the hedge adjustments resulting from terminated and existing fair value interest rate derivatives or swaps, less certain cash, plus additional outstanding letters of credit not already reflected in debt and certain guarantees.

Our management uses Credit Agreement EBITDA and Total Funded Debt to evaluate compliance with our debt covenants and borrowing capacity available under our Credit Facility. Management believes that investors also use these measures to evaluate our compliance with our debt covenants and available borrowing capacity. Borrowing capacity is dependent upon, in addition to other measures, the “Credit Agreement Debt/EBITDA ratio” or the “Leverage Ratio,” which is defined as Total Funded Debt divided by Credit Agreement EBITDA. As of the June 30, 2011 calculation, our Leverage Ratio was 2.53 times. Our maximum permitted Leverage Ratio under the Credit Facility at June 30, 2011 was 3.75 times.

Set forth below is a reconciliation of Credit Agreement EBITDA for the twelve months ended June 30, 2011, to the most directly comparable GAAP measure, Consolidated Net Income:

(In Millions)	Twelve Months Ended June 30, 2011

Consolidated Net Income	$153.6
Interest Expense, net	65.9
Income Taxes	31.2
Depreciation and Amortization	184.1
Smurfit-Stone Adjusted EBITDA for the period July 1, 2010 to
May 27, 2011	709.0
Additional Permitted Charges	269.3
Credit Agreement EBITDA	$1,413.1

Set forth below is a reconciliation of Total Funded Debt to the most directly comparable GAAP measures, Current portion of debt and Long-term debt due after one year:

(In Millions, except ratio)	June 30,
2011

Current Portion of Debt	$241.5
Long-Term Debt Due After One Year	3,241.9
Total Debt	3,483.4
Less: Hedge Adjustments Resulting From Terminated
Fair Value Interest Rate Derivatives or Swaps	(0.7)
Total Debt Less Hedge Adjustments	3,482.7
Plus: Letters of Credit, Guarantees and Other Adjustments	87.6
Total Funded Debt	$3,570.3

Credit Agreement EBITDA for the Twelve Months Ended
June 30, 2011	$1,413.1

Leverage Ratio	2.53

Adjusted Net Income and Adjusted Earnings per Diluted Share

We also use the non-GAAP measures “adjusted net income” and “adjusted earnings per diluted share”. Management believes these non-GAAP financial measures provide our board of directors, investors, potential investors, securities analysts and others with useful information to evaluate the performance of the Company because it excludes restructuring and other costs, net, and other specific items that management believes are not indicative of the ongoing operating results of the business. The Company and our board of directors use this information to evaluate the Company’s performance relative to other periods. We believe that the most directly comparable GAAP measures to adjusted net income and adjusted earnings per diluted share are Net income attributable to Rock-Tenn Company shareholders and Earnings per Diluted Share, respectively. Set forth below is a reconciliation of adjusted net income to Net income (loss) attributable to Rock-Tenn Company shareholders:

	Three Months	Three Months	Nine Months	Nine Months
	Ended	Ended	Ended	Ended
	June 30,	June 30,	June 30,	June 30,
(In Millions)	2011	2010	2011	2010

Net income (loss) attributable to Rock-Tenn Company
shareholders	$(30.1)	$45.1	$57.2	$134.2

Alternative fuel mixture credit, net	—	—	—	(28.9)
Acquisition inventory step-up	35.2	—	35.2	—
Restructuring and other costs, net	36.3	(0.1)	40.7	2.5
Loss on extinguishment of debt	25.1	—	25.1	1.8
Operating losses of previously closed facilities	0.1	0.3	0.6	0.9

Adjusted net income	$66.6	$45.3	$158.8	$110.5

CONTACT:
RockTenn
John Stakel, 678-291-7900
VP-Treasurer